Exhibit 10.3

DATED: 29 September 2020

LOUISA MADIAKO MOJELA

(‘the Lender”)

AND

BOPHELO BIO SCIENCE & WELLNESS PTY LTD

(“the Borrower”)

LOAN AGREEMENT

This loan agreement dated the 28th September 2020 is made between the following parties:

1.	Louisa Madiako Mojela, an individual of legal age, holder of a South African Passport bearing the number M00181072 and residing at 2 & 3 West Road, South Estate, Farringdon street, Morningside, West Road South, Morningside 2146, South Africa (Lender) and

2.	Bophelo Bio Science and Wellness Pty Ltd, a company incorporated and registered in the Kingdom of Lesotho with registration number 62924 whose registered office is at Ts’Akholo, Mafeteng 900, Lesotho (Borrower).

Background

The Lender has agreed to provide the Borrower with a short term facility in an aggregate amount of upto ZAR 2,000,000 (two million rands) which shall be provided either in one lumpsum amount or in parts in accordance with the terms of this agreement.

Now it is agreed as follows:

1.	Definitions & Interpretations

1.1	The definitions and rules of interpretation in this clause apply in this agreement.

Business day	a day (other than Saturday or a Sunday) on which financial institutions are open for general business in South Africa and the Kingdom of Lesotho;

Loan	means the principal amount of the loan made or to be made by the lender to the borrower under this agreement or the principal amount outstanding for the time being of that loan;

Total Facility amount	means the maximum principal amount of the facility referred to in clause 2;

ZAR	means the lawful currency of South Africa.

1.2	Clauses, schedules and paragraph headings shall not affect the interpretation of this agreement.

1.3	A reference to this agreement (or any provision of it) or any other document shall be construed as a reference to this agreement, that provision or that document as it is in force for the time being and as amended, varied or supplemented from time to time in accordance with its terms or with the agreement of the relevant parties.

1.4	A reference to a person shall include a reference to an individual, firm, company, corporation, unincorporated body of persons, or any state or any agency of any person.

1.5	A reference to a statute, statutory provision or subordinate legislation is a reference to it as it is in force for the time being, taking into account of any amendment, extension or re-enactment and includes any former statute, statutory provision or subordinate legislation which it amends or re-enacts.

1.6	A reference to writing or written includes fax and email.

1.7	Unless the context otherwise requires, a reference to one gender shall include a reference to the other genders.

1.8	Unless the context otherwise requires, words in the singular include the plural and, in the plural, include the singular.

1.9	A reference to an amendment includes a novation, re-enactment, supplement or variation (and amended shall be construed accordingly).

1.10	A reference to the Borrower and the Lender shall include their respective successors, permitted transferees and permitted assigns.

1.11	A reference to continuing in relation to an Event of Default means an Event of Default which has not been remedied or waived.

2.	The Facility

The Lender grants to the Borrower a ZAR short term loan facility of a total principal amount not exceeding ZAR 2,000,000.00 (two million rands only) on the terms, and subject to the conditions, of this Agreement.

3.	Drawing

Subject to clause 7, the Borrower may utilise the Loan in a single amount on any Business Day during the term of the Loan or may utilize it in parts as and when faced with a cash crunch. To do this, the Borrower should provide the Lender with at least one (1) Business Day’s prior notice of the date on which the Borrower intends to draw down the Loan, specifying the amount of the Loan, the Business Day on which it is to be made and the bank account to which payment is to be made. The amount of the Loan shall not exceed the Total Facility Amount.

4.	Repayment

The Borrower shall repay the loan in full within 30 days of the payment being received by the borrower including the interest for the period of the loan.

5.	Interest

The Lender shall charge interest at the prevailing bank interest rate in South Africa.

6.	Entire Agreement

Except as otherwise provided for in this Agreement, this Agreement constitutes the entire understanding of the rights and obligations of the Lender and the Borrower with respect to the subject matter hereof. This Agreement may not be modified or amended except by a written agreement signed by the parties.

7.	Notices

All notices required or permitted by this Agreement shall be in writing and delivered by hand or sent by prepaid post to:

Lender:	Louisa Madiako Mojela

Address:	2 & 3 West Road South Estate, Farringdon Street, Morningside, West Road, South Morning Side 2146, South Africa

Borrower:	Bophelo Bio Science and Wellness Pty Ltd

Address:	Khoabane Mojela, Ha Mojela, Ts’Akholo, Mafeteng, Lesotho 900

or at such other address of which the addressee may from time to time have notified the addressor. A notice shall be deemed to have been sent and received on the day, if it is delivered by hand, or, if it is sent by prepaid post, at the expiration of 72 hours after the same was posted, or on the day on which transmission is confirmed, if sent by facsimile transmission. If such day is not a Business Day or if the notice is received after ordinary office hours (time of place of receipt), the notice shall be deemed to have been sent and received on the next Business Day. In proving service by post of any such notice it shall be sufficient to prove that the envelope containing the same was properly addressed stamped and posted.

8.	Remedies, Waivers, Amendments & Consents

8.1	Any amendment to this Agreement shall be in writing and signed by, or on behalf of, each party.

8.2	No waiver of any provision of this Agreement shall be binding unless it is in writing.

8.3	No indulgence or forbearance by a party shall constitute a waiver of such party’s right to insist on performance in full and in a timely manner of all covenants in this Agreement. Waiver of any provision shall not be deemed to waive the same provision thereafter, or any other provision of this Agreement at any time.

9.	Severance

If any provision of this Agreement is invalid or unenforceable, such provision shall be severed and the remainder of this Agreement shall be unaffected thereby and shall continue to be valid and enforceable to the fullest extent permitted by law.

10.	Assiqnment & Transfer

Neither party may assign or transfer any of its rights or obligations under this Agreement without the prior written agreement of the other party.

11.	Counterparts

This Agreement may be executed in any number of counterparts, each of which is an original and which, together, have the same effect as if each party had signed the same document.

12.	Governing Law and Jurisdiction

This agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the laws of South Africa and is irrevocably agreed by the parties to this agreement.

This agreement has been entered into on the date stated at the beginning of it.

Executed by Louisa Madiako Mojela

/s/ [ILLEGIBLE]

Executed by

/s/ [ILLEGIBLE]

Director

On behalf of Bophelo Bio Science and Wellness Pty Ltd